MIDDLESEX WATER RECEIVES BPU APPROVAL FOR
RATE INCREASE

ISELIN, NJ  (March 18, 2010)   Middlesex Water Company (NASDAQ:MSEX) a provider of water, wastewater and related services, primarily in New Jersey and Delaware, has announced it has received approval from the New Jersey Board of Public Utilities (BPU) for a $7.8 million increase in base water rates. Under the new rates, which are effective March 17, 2010, the average residential bill for a customer using 2,600 cubic feet (19,448 gallons) of water per quarter, would increase from $98.20 to $112.73, an increase of $14.53, or approximately 14.80%.
The rate increase request was made in connection with the Company’s ongoing capital program, and to cover costs of increases in operations, maintenance, labor and benefits, purchased power, taxes, corporate governance regulation and security. The new rates are designed to allow for a 7.54% overall rate of return on invested capital in rate base of $180.3 million.  The return on equity portion of the rate of return was set at 10.30%.
“Prudent capital expenditures and changes in operating costs, which are incurred to maintain and enhance the quality of water service, are a continuing management challenge.  We appreciate that our regulators and other parties to this proceeding share our commitment to balance the needs of our customers for a safe, reliable supply of water at reasonable rates, with the need to maintain the financial integrity of our operations,” said Dennis W. Doll, President and CEO.
Middlesex Water Company presently serves retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company serves a significant population through wholesale contracts with the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority (MUA), Marlboro Township and the Townships of East Brunswick and Rahway.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.
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Contact: Bernadette Sohler, Middlesex Water Company Vice President – Corporate Affairs (732) 638-7549

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